EXHIBIT 23.1


            CONSENT OF RICHARDSON & COMPANY, INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements listed below of our report dated January 12, 2001, except for Note X, as to which the date is March 12, 2001, with respect to the financial statements of Humboldt Bancorp included in its Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

     Form S-8 (No. 333-57856) pertaining to the Tehama Bancorp 1999 stock option plan and Tehama Bancorp 1994 stock option plan;

     Form S-8 (No. 333-65317) pertaining to the amended Humboldt Bancorp stock option plan;

     Form S-8 (No. 333-25827) pertaining to Humboldt stock options to directors; and

     Form S-8 (No. 333-04745) Humboldt Bancorp stock option plan and Humboldt Bancorp director fee plan.



RICHARDSON & COMPANY

Sacramento, California
April 2, 2001